Exhibit 4.8

                                 PROMISSORY NOTE


$250,000.00                                                         June 1, 2004

     FOR VALUE RECEIVED, DataWorld Solutions, Inc., a Delaware corporation with offices at 275K Marcus Blvd., Hauppauge, NY 11788 ("payor"), hereby promises to pay to the order of Rosenthal & Rosenthal, Inc. and its successors and assigns ("payee"), 1370 Broadway, New York, New York 10018, the sum of Two Hundred Fifty Thousand Dollars ($250,000.00), together with interest on the unpaid balance thereof from the date hereof at a rate equal to the rate per annum announced publicly by Citibank, N.A. in New York, New York as Citibank, N.A.'s base rate in effect from time to time during the period this Note remains unpaid, plus two percent (the "Interest Rate"), and shall be payable as follows:

     (a) Interest only on the first day of each month, monthly in arrears, commencing June 1, 2004, and ending December 1, 2004;
     (b) Equal monthly principal installments of $5,952.38 commencing January 1, 2005 and ending June 1, 2008; and
     (c) interest on the unpaid balance of this Note at the Interest Rate, payable monthly in arrears commencing January 1, 2005.

     This Note has been executed and delivered pursuant to and in accordance with the terms and conditions of the Settlement Agreement, dated as of the date hereof, by and between the payor and the payee (the "Settlement Agreement"), and is subject to the terms and conditions of the Settlement Agreement, which are, by this reference, incorporated herein and made a part hereof. This Note is secured by the same collateral that secured the DataWorld Debt (as defined in the Settlement Agreement).

     All payments of principal and interest on this Note shall be made by check at the office of the payee, 1370 Broadway, New York, New York 10018, or at such other place in the United States as payee shall designate to payor in writing, or by wire transfer of immediately available funds to an account designated by payee in writing. If any payment of principal or interest on this Note is due on a day which is not a Business Day (as defined below), such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note. "Business Day" means any day other than a Saturday, Sunday or legal holiday in the State of New York.

     Interest on any part of the unpaid balance of the principal amount which is not paid when due and, to the extent permitted by applicable law, interest on any interest not paid when due, shall at the option of payee be payable on any such amount at a rate equal to two percent (2%) in excess of the Interest Rate, but in no event shall such rate exceed the maximum rate allowed by law. All interest shall be computed on the basis of a 360-day year for the actual number of days outstanding.

     The occurrence of any one or more of the following events with respect to payor shall constitute an event of default hereunder (an "Event of Default"):

     1. If payor shall fail to pay when due the full amount of any payment of principal or interest on this Note and such failure continues for 10 days.

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     2. If, pursuant to or within the meaning of the United States Bankruptcy
Code or any other federal or state law relating to insolvency or relief of debtors (a "Bankruptcy Law"), (a) payor shall (i) commence a voluntary case or proceeding; (ii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iii) make an assignment for the benefit of its creditors; (iv) admit in writing its inability to pay its debts as they become due or (v) become the subject of an involuntary case under any Bankruptcy Law, or (b) a court of competent jurisdiction enters an order or decree appointing a trustee, receiver, assignee, liquidator or similar official for payor or a substantial part of payor's properties or orders the liquidation of payor.

     Payor shall notify payee in writing within five days after the occurrence of any Event of Default of which payor acquires knowledge.

     Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been cured or waived by payee), payee may, at its option (i) by written notice to payor, declare the entire unpaid principal balance of this Note, together with all accrued interest thereon, immediately due and payable regardless of any prior forbearance, (ii) exercise all rights under the Financing Agreement referred to in the Settlement Agreement to the extent such rights are continued under the Settlement Agreement and (iii) exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from payor all sums due under this Note and under any collateral. Payor shall pay all reasonable costs and expenses incurred by or on behalf of payee in connection with payee's exercise of any or all of its rights and remedies under this Note or the Settlement Agreement (or the protection of any such rights and remedies), including, without limitation, reasonable attorneys' fees.

     This Note may be prepaid, in whole or in part, at any time without premium or penalty, provided that each such prepayment is accompanied by accrued interest on the amount of principal prepaid calculated to the date of such prepayment. Such prepayments must be designated as such and be in increments of at least Five Thousand Dollars ($5,000.00) and any prepayment shall be applied to the last installments of principal to become due under this Note.

     The rights and remedies of payee under this Note shall be cumulative and not alternative. No waiver by payee of any right or remedy under this Note shall be effective unless in a writing signed by payee. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by payee will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law,
(a) no claim or right of payee arising out of this Note can be discharged by payee, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing, signed by payee; (b) no waiver that may be given by payee will be applicable except in the specific instance for which it is given; and
(c) no notice to or demand on payor will be deemed to be a waiver of any obligation of payor or of the right of payee to take further action without notice or demand as provided in this Note. Payor hereby waives presentment, demand, protest and notice of dishonor and protest.

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

     Any notice required or permitted to be given hereunder shall be given in accordance with the Settlement Agreement.

     If any provision of this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.


     This Note shall bind payor and its successors and assigns.

     All matters pertaining to this Note or the obligation evidenced thereby shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles requiring the application of the law of a different jurisdiction.

     This Note may not be changed or amended orally.


                                                     DATAWORLD SOLUTIONS, INC.


                                                  By:
                                                       Name:
                                                       Title:

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


                                 ACKNOWLEDGMENT
                                 --------------

STATE OF NEW YORK     )
                      : ss.:
COUNTY OF             )

     On the ___ day of May in the year 2004 before me personally came ______________ to me known, who, being by me duly sworn, did depose and say that he/she/they reside(s) in _______________; that he/she/they is(are) the ______________ of DataWorld Solutions, Inc.., the corporation described in and which executed the above instrument; and that he/she/they signed his/her/their name(s) thereto by authority of the board of directors of said corporation.


                                                        Notary Public


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